Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Third Fiscal Quarter 2026 Financial Results

LOS ANGELES, CA, August 5, 2026 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the third fiscal quarter ended June 30, 2026.

Financial Highlights for the Quarter Ended June 30, 2026

•

Total investment income was $69.4 million ($0.79 per share) for the third fiscal quarter of 2026 as compared to $70.4 million ($0.80 per share) for the second fiscal quarter of 2026. Adjusted total investment income was $69.2 million ($0.79 per share) for the third fiscal quarter of 2026 as compared with $69.7 million ($0.79 per share) for the second fiscal quarter of 2026. The decrease was primarily driven by a lower average portfolio balance and a decrease in non-recurring income. This was partially offset by restoring one investment that was previously on non-accrual status to accrual status.

•

GAAP net investment income was $32.5 million ($0.37 per share) for the third fiscal quarter of 2026 as compared with $34.4 million ($0.39 per share) for the second fiscal quarter of 2026. The decrease for the quarter was primarily driven by lower total investment income and higher income-based (“Part I”) incentive fees (net of fees waived), partially offset by lower interest expense.

•

Adjusted net investment income was $32.2 million ($0.37 per share) for the third fiscal quarter of 2026 as compared with $33.7 million ($0.38 per share) for the second fiscal quarter of 2026. The decrease for the quarter was primarily driven by lower total investment income and higher income-based (“Part I”) incentive fees (net of fees waived), partially offset by lower interest expense.

•	Net asset value (“NAV”) per share was $15.70 as of June 30, 2026, compared with $15.69 as of March 31, 2026.

•

Originated $206.4 million of new investment commitments and received $262.8 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended June 30, 2026. The weighted average yield on new debt investments was 10.0%.

•	Total debt outstanding was $1,451.0 million as of June 30, 2026. The total debt to equity ratio was 1.05x, and the net debt to equity ratio was 1.02x, after adjusting for cash and cash equivalents.

•

Liquidity as of June 30, 2026 was composed of $39.9 million of unrestricted cash and cash equivalents and $659.0 million of undrawn capacity under the Company’s credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $235.4 million, or $208.3 million excluding unfunded commitments to the Company’s joint ventures.

•	Quarterly and supplemental cash distributions were declared of $0.30 per share and $0.03 per share, respectively, payable in cash on September 30, 2026 to stockholders of record on September 15, 2026.

“We are pleased with the progress we made in reducing our non-accrual investments,” said Armen Panossian, Chief Executive Officer and Co-Chief Investment Officer of Oaktree Specialty Lending. “Net asset value per share was stable relative to the prior quarter, and we maintained conservative leverage while continuing to selectively redeploy capital into credits that we believe offer attractive risk-adjusted returns.”

Distribution Declaration

The Board of Directors declared quarterly and supplemental cash distributions of $0.30 per share and $0.03 per share, respectively, payable in cash on September 30, 2026 to stockholders of record on September 15, 2026.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended

($ in thousands, except per share data)	June 30, 2026 (unaudited)	March 31, 2026 (unaudited)	June 30, 2025 (unaudited)
GAAP operating results:
Interest income	$61,636	$65,253	$69,390
PIK interest income	5,209	3,455	5,070
Fee income	976	1,299	286
Dividend income	1,612	378	525

Total investment income	69,433	70,385	75,271
Net expenses	36,609	36,019	41,734

Net investment income before taxes	32,824	34,366	33,537
(Provision) benefit for taxes on net investment income	(303)	(4)	(56)

Net investment income	32,521	34,362	33,481

Net realized and unrealized gains (losses), net of taxes	(1,581)	(53,251)	4,871

Net increase (decrease) in net assets resulting from operations	$30,940	$(18,889)	$38,352

Total investment income per common share	$0.79	$0.80	$0.85
Net investment income per common share	$0.37	$0.39	$0.38
Net realized and unrealized gains (losses), net of taxes per common share	$(0.02)	$(0.60)	$0.06
Earnings (loss) per common share — basic and diluted	$0.35	$(0.21)	$0.44
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$69,152	$69,744	$74,297
Adjusted net investment income	$32,240	$33,721	$32,507
Adjusted net realized and unrealized gains (losses), net of taxes	$(2,058)	$(52,692)	$5,730
Adjusted earnings (loss)	$30,182	$(18,971)	$38,237
Adjusted total investment income per share	$0.79	$0.79	$0.84
Adjusted net investment income per share	$0.37	$0.38	$0.37
Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.02)	$(0.60)	$0.07
Adjusted earnings (loss) per share	$0.34	$(0.22)	$0.43

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the merger of Oaktree Strategic Income Corporation (“OCSI”) with and into the Company in March 2021 (the “OCSI Merger”) and the merger of Oaktree Strategic Income II, Inc. (“OSI2”) with and into the Company in January 2023 (the “OSI2 Merger”) and, in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of

($ in thousands, except per share data and ratios)	June 30, 2026 (unaudited)	March 31, 2026 (unaudited)	June 30, 2025 (unaudited)
Select balance sheet and other data:
Cash and cash equivalents	$39,921	$51,261	$79,799
Investment portfolio at fair value	2,741,814	2,766,367	2,809,377
Total debt outstanding (net of unamortized financing costs)	1,438,842	1,481,650	1,447,551
Net assets	1,383,055	1,382,064	1,476,469
Net asset value per share	15.70	15.69	16.76
Total debt to equity ratio	1.05x	1.08x	0.99x
Net debt to equity ratio	1.02x	1.04x	0.93x

Adjusted total investment income for the quarter ended June 30, 2026 was $69.2 million and included $61.4 million of interest income from portfolio investments, $5.2 million of PIK interest income, $1.0 million of fee income and $1.6 million of dividend income. The $0.6 million quarterly decrease in adjusted total investment income was primarily driven by a lower average portfolio balance and a decrease in non-recurring income. This was partially offset by restoring one investment that was previously on non-accrual status to accrual status.

Net expenses for the quarter ended June 30, 2026 totaled $36.6 million, increased by $0.6 million from the quarter ended March 31, 2026. The increase for the quarter was primarily driven by higher Part I incentive fees (net of fees waived), partially offset by lower interest expense due to lower average borrowings outstanding during the quarter.

Adjusted net investment income was $32.2 million ($0.37 per share) for the quarter ended June 30, 2026, which was down from $33.7 million ($0.38 per share) for the quarter ended March 31, 2026. The decrease of $1.5 million primarily reflected $0.6 million of lower adjusted total investment income and $0.6 million of higher net expenses.

Adjusted net realized and unrealized losses, net of taxes, were $2.1 million for the quarter ended June 30, 2026, primarily reflecting realized and unrealized losses on certain debt and equity investments.

Portfolio and Investment Activity

	As of

($ in thousands)	June 30, 2026 (unaudited)	March 31, 2026 (unaudited)	June 30, 2025 (unaudited)
Investments at fair value	$2,741,814	$2,766,367	$2,809,377
Number of portfolio companies	163	163	149
Average portfolio company debt size	$17,585	$17,544	$19,400

Asset class:
First lien debt	81.5%	83.7%	81.1%
Second lien debt	3.0%	1.8%	2.3%
Unsecured debt	5.9%	5.2%	4.9%
Equity	3.9%	3.7%	5.5%
JV interests	5.6%	5.6%	6.2%

Non-accrual debt investments:
Non-accrual investments at fair value	$47,035	$69,473	$83,637
Non-accrual investments at cost	113,573	167,301	181,660
Non-accrual investments as a percentage of debt investments at fair value	1.8%	2.6%	3.2%
Non-accrual investments as a percentage of debt investments at cost	4.2%	5.9%	6.6%
Number of investments on non-accrual	6	10	10

Interest rate type:
Percentage floating-rate	91.4%	91.0%	90.9%
Percentage fixed-rate	8.6%	9.0%	9.1%

Yields:
Weighted average yield on debt investments[1]	9.3%	9.3%	10.1%
Cash component of weighted average yield on debt investments	8.2%	8.4%	9.1%
Weighted average yield on total portfolio investments[2]	9.1%	9.0%	9.6%

Investment activity:
New investment commitments	$206,400	$204,100	$147,200
New funded investment activity[3]	$235,500	$198,600	$143,300
Proceeds from prepayments, exits, other paydowns and sales	$262,800	$334,100	$249,400
Net new investments[4]	$(27,300)	$(135,500)	$(106,100)
Number of new investment commitments in new portfolio companies	7	10	5
Number of new investment commitments in existing portfolio companies	7	5	6
Number of portfolio company exits	7	15	8

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[3]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of June 30, 2026, the fair value of the investment portfolio was $2.7 billion and was composed of investments in 163 companies. These included debt investments in 141 companies, equity investments in 39 companies, and the Company’s joint venture investments in Senior Loan Fund JV I, LLC (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 20 of the equity investments were in companies in which the Company also had a debt investment.

As of June 30, 2026, 95.0% of the Company’s portfolio at fair value consisted of debt investments, including 81.5% of first lien loans, 3.0% of second lien loans and 10.5% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 83.7% of first lien loans, 1.8% of second lien loans and 10.8% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of March 31, 2026.

As of June 30, 2026, there were six investments on non-accrual status, which represented 4.2% and 1.8% of the debt portfolio at cost and fair value, respectively. As of March 31, 2026, there were ten investments on non-accrual status, which represented 5.9% and 2.6% of the debt portfolio at cost and fair value, respectively.

SLF JV I

The Company’s investments in SLF JV I totaled $113.2 million at fair value as of June 30, 2026, increased by 0.4% from $112.8 million as of March 31, 2026. The increase was primarily driven by SLF JV I’s use of leverage and net unrealized appreciation in the underlying investment portfolio.

As of June 30, 2026, SLF JV I had $429.0 million in assets, including senior secured loans to 130 portfolio companies. This compared to $447.5 million in assets, including senior secured loans to 124 portfolio companies, as of March 31, 2026. SLF JV I generated cash interest income of $1.9 million for the Company during the quarter ended June 30, 2026, down from $3.0 million in the prior quarter. SLF JV I generated dividend income of $1.4 million for the Company during the quarter ended June 30, 2026, compared to no dividend income generated during the quarter ended March 31, 2026. As of June 30, 2026, SLF JV I had $17.5 million of undrawn capacity (subject to borrowing base and other limitations) on its $290 million senior revolving credit facility, and its debt to equity ratio was 2.1x.

Glick JV

The Company’s investments in Glick JV totaled $41.3 million at fair value as of June 30, 2026, down 0.5% from $41.5 million as of March 31, 2026. The decrease was primarily driven by Glick JV’s use of leverage and net realized losses in the underlying investment portfolio.

As of June 30, 2026, Glick JV had $142.5 million in assets, including senior secured loans to 131 portfolio companies. This compared to $142.2 million in assets, including senior secured loans to 121 portfolio companies, as of March 31, 2026. Glick JV generated cash interest income of $1.0 million for the Company during the quarter ended June 30, 2026 down slightly from $1.2 million in the prior quarter. As of June 30, 2026, Glick JV had $30.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $120 million senior revolving credit facility, and its debt to equity ratio was 1.9x.

Liquidity and Capital Resources

As of June 30, 2026, the Company had total principal value of debt outstanding of $1,451.0 million, including $501.0 million of outstanding borrowings under its revolving credit facility and $950.0 million of unsecured notes payable. The funding mix was composed of 35% secured and 65% unsecured borrowings as of June 30, 2026. The Company was in compliance with all financial covenants under its syndicated credit facility as of June 30, 2026.

As of June 30, 2026, the Company had $39.9 million of unrestricted cash and cash equivalents and $659.0 million of undrawn capacity on its credit facility (subject to borrowing base and other limitations). As of June 30, 2026, unfunded investment commitments were $235.4 million, or $208.3 million excluding unfunded commitments to the Company’s joint ventures. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to invest in market opportunities as they arise.

As of June 30, 2026, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreements was 5.9%, unchanged from the prior quarter.

The Company’s total debt to equity ratio was 1.05x and 1.08x as of June 30, 2026 and March 31, 2026, respectively. The Company’s net debt to equity ratio was 1.02x and 1.04x as of June 30, 2026 and March 31, 2026, respectively.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the OCSI Merger and the OSI2 Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

•

“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

•

“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

The OCSI Merger and the OSI2 Merger (the “Mergers”) were accounted for as asset acquisitions in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to each of the stockholders of OCSI and OSI2 were allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired investments under ASC 805 that, in aggregate, was different than the historical cost basis of the acquired investments prior to the OCSI Merger or the OSI2 Merger, as applicable. Additionally, immediately following the completion of the Mergers, the acquired investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation/depreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete/amortize over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation/depreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete/amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain/loss with a corresponding reversal of the unrealized appreciation/depreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the income resulting from the new cost basis of the investments acquired in the Mergers because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its investment advisory agreement (as amended and restated from time to time, the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income and gain/loss resulting from the Mergers and are used by management to evaluate the economic earnings of its investment portfolio. Moreover, these metrics more closely align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

1 Adjusted earnings (loss) includes accrued Part II incentive fees. As of and for the three months ended June 30, 2026, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the three months ended June 30, 2026, no Part II incentive fees were payable under the A&R Advisory Agreement.

	For the three months ended
	June 30, 2026 (unaudited)		March 31, 2026 (unaudited)		June 30, 2025 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP total investment income	$69,433	$0.79	$70,385	$0.80	$75,271	$0.85
Interest income amortization (accretion) related to merger accounting adjustments	(281)	—	(641)	(0.01)	(974)	(0.01)

Adjusted total investment income	$69,152	$0.79	$69,744	$0.79	$74,297	$0.84

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	June 30, 2026 (unaudited)		March 31, 2026 (unaudited)		June 30, 2025 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net investment income	$32,521	$0.37	$34,362	$0.39	$33,481	$0.38
Interest income amortization (accretion) related to merger accounting adjustments	(281)	—	(641)	(0.01)	(974)	(0.01)
Part II incentive fee	—	—	—	—	—	—

Adjusted net investment income	$32,240	$0.37	$33,721	$0.38	$32,507	$0.37

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended
	June 30, 2026 (unaudited)		March 31, 2026 (unaudited)		June 30, 2025 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net realized and unrealized gains (losses), net of taxes	$(1,581)	$(0.02)	$(53,251)	$(0.60)	$4,871	$0.06
Net realized and unrealized gains (losses) related to merger accounting adjustments	(477)	(0.01)	559	0.01	859	0.01

Adjusted net realized and unrealized gains (losses), net of taxes	$(2,058)	$(0.02)	$(52,692)	$(0.60)	$5,730	$0.07

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended
	June 30, 2026 (unaudited)		March 31, 2026 (unaudited)		June 30, 2025 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

Net increase (decrease) in net assets resulting from operations	$30,940	$0.35	$(18,889)	$(0.21)	$38,352	$0.44
Interest income amortization (accretion) related to merger accounting adjustments	(281)	—	(641)	(0.01)	(974)	(0.01)
Net realized and unrealized gains (losses) related to merger accounting adjustments	(477)	(0.01)	559	0.01	859	0.01

Adjusted earnings (loss)	$30,182	$0.34	$(18,971)	$(0.22)	$38,237	$0.43

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its third fiscal quarter ended June 30, 2026 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on August 5, 2026. The conference call may be accessed by dialing (833) 461-5787 (U.S. callers). All callers will need to provide the meeting ID, 843 537 670, and reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds and preferred and common equity, including equity co-investments. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes or potential disruptions in the Company’s operations, the economy, financial markets or political environment, including those caused by tariffs and trade disputes with other countries, inflation and an elevated interest rate environment; (ii) risks associated with possible disruption in the operations of the Company, the operations of its portfolio companies or the economy generally due to terrorism, war or other geopolitical conflict, natural disasters, pandemics or cybersecurity incidents; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; and (iv) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Alison Mermey

(213) 830-6946

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	June 30, 2026 (unaudited)	March 31, 2026 (unaudited)	September 30, 2025
ASSETS
Investments at fair value:
Control investments (cost June 30, 2026: $343,242; cost March 31, 2026: $378,041; cost September 30, 2025: $377,709)	$199,896	$210,855	$227,748
Affiliate investments (cost June 30, 2026: $43,826; cost March 31, 2026: $78,141; cost September 30, 2025: $58,344)	39,872	73,337	54,999
Non-control/Non-affiliate investments (cost June 30, 2026: $2,609,629; cost March 31, 2026: $2,611,720; cost September 30, 2025: $2,639,069)	2,502,046	2,482,175	2,565,035

Total investments at fair value (cost June 30, 2026: $2,996,697; cost March 31, 2026: $3,067,902; cost September 30, 2025: $3,075,122)	2,741,814	2,766,367	2,847,782
Cash and cash equivalents	39,921	51,261	79,630
Interest, dividends and fees receivable	22,965	22,886	31,868
Due from portfolio companies	237	297	3,186
Receivables from unsettled transactions	36,627	20,515	4,949
Due from broker	1,750	15,550	15,550
Deferred financing costs	8,023	8,558	9,675
Deferred offering costs	43	43	143
Derivative assets at fair value	5,815	7,859	8,713
Other assets	997	1,081	1,495

Total assets	$2,858,192	$2,894,417	$3,002,991

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$2,629	$1,852	$1,538
Base management fee and incentive fee payable	9,419	7,107	12,515
Due to affiliate	1,957	2,113	1,569
Interest payable	10,584	10,346	12,067
Payables from unsettled transactions	4,943	3,260	15,011
Derivative liabilities at fair value	6,699	5,733	7,329
Deferred tax liability	64	292	269
Credit facilities payable	501,000	540,000	545,000
Unsecured notes payable (net of $4,954, $5,490 and $6,561 of unamortized financing costs as of June 30, 2026, March 31, 2026 and September 30, 2025 respectively)	937,842	941,650	941,880

Total liabilities	1,475,137	1,512,353	1,537,178
Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 88,086 shares issued and outstanding as of June 30, 2026, March 31, 2026 and September 30, 2025, respectively	881	881	881
Additional paid-in-capital	2,350,075	2,350,075	2,350,075
Accumulated overdistributed earnings	(967,901)	(968,892)	(885,143)

Total net assets (equivalent to $15.70, $15.69 and $16.64 per common share as of June 30, 2026, March 31, 2026 and September 30, 2025, respectively)	1,383,055	1,382,064	1,465,813

Total liabilities and net assets	$2,858,192	$2,894,417	$3,002,991

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30, 2026 (unaudited)	Three months ended March 31, 2026 (unaudited)	Three months ended June 30, 2025 (unaudited)	Nine months ended June 30, 2026 (unaudited)	Nine months ended June 30, 2025 (unaudited)
Interest income:
Control investments	$3,271	$4,794	$5,165	$12,963	$15,275
Affiliate investments	1,475	848	277	2,863	602
Non-control/Non-affiliate investments	56,032	58,566	62,441	175,155	198,165
Interest on cash and cash equivalents	858	1,045	1,507	2,831	4,293

Total interest income	61,636	65,253	69,390	193,812	218,335

PIK interest income:
Control investments	—	—	—	—	830
Affiliate investments	217	281	28	945	83
Non-control/Non-affiliate investments	4,992	3,174	5,042	11,567	14,416

Total PIK interest income	5,209	3,455	5,070	12,512	15,329

Fee income:
Affiliate investments	—	—	—	4	—
Non-control/Non-affiliate investments	976	1,299	286	5,243	3,707

Total fee income	976	1,299	286	5,247	3,707

Dividend income:
Control investments	1,400	—	525	1,925	1,925
Non-control/Non-affiliate investments	27	23	—	50	190
Non-control/Non-affiliate investments - PIK	185	355	—	1,368	—

Total dividend income	1,612	378	525	3,343	2,115

Total investment income	69,433	70,385	75,271	214,914	239,486

Expenses:
Base management fee	7,046	7,107	7,195	21,697	22,854
Part I incentive fee	2,373	—	5,767	3,561	20,413
Professional fees	1,627	1,288	1,388	4,329	3,682
Directors fees	160	160	160	480	480
Interest expense	24,139	25,626	31,061	76,424	89,814
Administrator expense	623	663	525	1,856	1,350
General and administrative expenses	641	1,175	997	2,657	2,860

Total expenses	36,609	36,019	47,093	111,004	141,453
Management fees waived	—	—	—	—	(933)
Part I incentive fees waived	—	—	(5,359)	—	(18,469)

Net expenses	36,609	36,019	41,734	111,004	122,051

Net investment income before taxes	32,824	34,366	33,537	103,910	117,435
(Provision) benefit for taxes on net investment income	(303)	(4)	(56)	(324)	(597)

Net investment income	32,521	34,362	33,481	103,586	116,838

Unrealized appreciation (depreciation):
Control investments	23,840	(8,265)	(2,024)	6,615	(62,940)
Affiliate investments	850	(663)	(246)	1,145	(568)
Non-control/Non-affiliate investments	21,987	(32,736)	18,905	(35,283)	(17,268)
Foreign currency forward contracts	1,533	2,326	1,937	3,977	(2,289)

Net unrealized appreciation (depreciation)	48,210	(39,338)	18,572	(23,546)	(83,065)

Realized gains (losses):
Control investments	(24,337)	—	—	(24,337)	13
Affiliate investments	4,849	169	145	5,070	190
Non-control/Non-affiliate investments	(30,544)	(17,393)	1,705	(47,861)	(16,898)
Foreign currency forward contracts	493	3,614	(15,282)	5,321	(7,342)

Net realized gains (losses)	(49,539)	(13,610)	(13,432)	(61,807)	(24,037)

(Provision) benefit for taxes on realized and unrealized gains (losses)	(252)	(303)	(269)	(574)	(394)

Net realized and unrealized gains (losses), net of taxes	(1,581)	(53,251)	4,871	(85,927)	(107,496)

Net increase (decrease) in net assets resulting from operations	$30,940	$(18,889)	$38,352	$17,659	$9,342

Net investment income per common share — basic and diluted	$0.37	$0.39	$0.38	$1.18	$1.37
Earnings (loss) per common share — basic and diluted	$0.35	$(0.21)	$0.44	$0.20	$0.11
Weighted average common shares outstanding — basic and diluted	88,086	88,086	88,086	88,086	85,402